Exhibit 16.1

February 28, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Trulite, Inc. pursuant to Item 4.01 of Form 8-K/A dated February 12, 2007 and filed with the Securities and Exchange Commission on February 28, 2007. We are in agreement with the statements concerning our Firm contained therein.

Very truly yours,

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
UHY Mann Frankfort Stein & Lipp CPAs, LLP